                        TOTAL RENAL CARE HOLDINGS, INC.

                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS



    During the period from October 1, 1994 to November 2, 1995 the Company issued approximately 2,190,000 shares of Common Stock and options at prices significantly below the offering price of the Company's initial public offering. Such shares and common stock equivalents have been included in the number of shares outstanding from June 1, 1994 (including the quarter and nine months ended September 30, 1995) until November 2, 1995 using the Treasury Stock method using the actual offering price of $15.50 per share.



                                                         THREE MONTHS                 NINE MONTHS
                                                       ENDED SEPTEMBER 30          ENDED SEPTEMBER 30
                                                   --------------------------   -------------------------
                                                       1996          1995          1996          1995
                                                   ------------   -----------   -----------   -----------
Applicable Common Shares
   Average outstanding during the period             25,948,000     14,396,000    24,700,000    14,041,000
   Outstanding stock options                            787,000      1,479,000       788,000     1,511,000
   Reduction in shares in connection with notes
      receivable from employees                         (74,000)      (185,000)      (79,000)     (125,000)
                                                    -----------    -----------   -----------    ----------

Weighted average number of shares outstanding        26,661,000     15,690,000    25,409,000    15,427,000
                                                    ===========    ===========   ===========   ===========

Income before extraordinary item                    $ 6,536,000    $ 2,485,000   $16,538,000   $ 5,384,000
Extraordinary loss                                   (7,700,000)                  (7,700,000)
                                                    -----------    -----------   -----------   -----------
Net (loss) income                                   $(1,164,000)   $ 2,485,000   $ 8,838,000   $ 5,384,000
                                                    ===========    ===========   ===========   ===========

Earnings (loss) per common share:

Income before extraordinary item                    $      0.25    $      0.16   $      0.65   $      0.35
Extraordinary item                                        (0.29)                       (0.30)
                                                    -----------    -----------   -----------   -----------
Net (loss) income                                   $     (0.04)   $      0.16   $      0.35   $      0.35
                                                    ===========    ===========   ===========   ===========